Exhibit 10.1

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

October 21, 2014

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Attention: Graham Sadler, Chief Financial Officer

Project Gates

$350,000,000 364-Day Senior Unsecured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, and together with each party that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) that you intend to consummate the acquisition of GFI Group Inc. (the “Target”, and together with its subsidiaries, the “Acquired Business”) pursuant to either (i) a tender offer (as such tender offer may be amended, supplemented or otherwise modified from time to time, the “Tender Offer”) for all of the issued and outstanding shares of common stock of the Target (collectively, the “Shares”), including any Shares that may become outstanding upon the exercise of options or other rights to acquire Shares after the commencement of the Tender Offer but before the consummation of the Tender Offer, for a purchase price consisting of cash consideration set forth in the initial offer to purchase, to be dated October 22, 2014 (the “Launch Date”), pursuant to which the Tender Offer is made (the “Initial Offer to Purchase”) and all material documents entered into by you or your subsidiaries in connection with the Tender Offer, such documents, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Tender Offer Documents”), which if sufficient Shares are purchased to consummate a follow-on merger, will be followed by a merger of a wholly-owned domestic subsidiary of the Borrower (“MergerSub”) with the Target in the manner contemplated by the Tender Offer Documents, or (ii) an agreement and plan of merger (or similarly styled agreement) to be entered into among the Borrower, MergerSub and the Target (the “Acquisition Agreement”), which Acquisition will be consummated either (a) pursuant to a one-step merger (a “One-Step Merger”) in which MergerSub will be merged with the Target (a “One-Step Merger Transaction”), or (b) pursuant to a two-step transaction (a “Two-Step Merger Transaction”) consisting of (x) a first step tender offer (a “First Step Tender Offer”) for all outstanding Shares (other than any Shares held by the Borrower or one of its subsidiaries) for cash consideration as set forth in the Acquisition Agreement followed by (y) a second step merger (the “Second Step Merger”) in which MergerSub will be merged with the Target. If the Acquisition (as defined below) occurs pursuant to an Acquisition Agreement in a Two-Step Merger Transaction, then the term “Tender Offer” will refer to the First Step Tender Offer and the term “Merger” will refer to the Second Step Merger. If the Acquisition occurs pursuant to a Tender Offer followed by a Merger then, after giving effect to consummation of the Tender Offer, the Target will be a majority-owned subsidiary of the Borrower and, after giving effect to the Merger, the Target will be a wholly-owned subsidiary of the Borrower. Alternatively, if the Acquisition occurs pursuant to a One-Step Merger Transaction, then upon consummation of the One-Step Merger the Target will be a wholly-owned subsidiary of the Borrower. The term “Acquisition” will refer to the consummation of the acquisition of the Acquired Business pursuant to an Acquisition Agreement or a Tender Offer followed by the Merger, as applicable. The term “Tendered Share Purchase” will refer to the purchase of the Shares tendered pursuant to the Tender Offer resulting in the Target becoming a majority-owned subsidiary of the Borrower.

In that connection, you have advised us that in order to finance the Transactions and to pay the fees and expenses incurred in connection therewith you intend to use a combination of (a) cash on the balance sheet, (b) the issuance by the Borrower of equity securities, equity-linked securities, debt securities and/or bank loans (the foregoing, the “Permanent Financing”) in an aggregate principal amount not to exceed $350,000,000, and/or (c) to the extent less than $350,000,000 is issued or incurred or borrowed by the Borrower under the Permanent Financing on or prior to the Closing Date (as defined below), the borrowing by the Borrower of loans under a 364-day senior unsecured bridge term loan facility (the “Facility”) in an aggregate principal amount not to exceed $350,000,000 (as such amount may be reduced pursuant to the section titled “Mandatory Prepayments and Commitment Reductions” in Exhibit A hereto). The Acquisition, Tendered Share Purchase, the issuance or incurrence or borrowing of the Permanent Financing, the arrangement and consummation of the Facility and the transactions contemplated by or related to the foregoing are collectively referred to herein as the “Transactions”. The date of the Tendered Share Purchase or, if earlier, the date of the consummation of the One-Step Merger Transaction, and on which loans become available to be drawn under the Facility is referred to herein as the “Closing Date”.

1. Commitment. MSSF is pleased to commit to provide 100% of the aggregate principal amount of the Facility, on the terms and subject to the conditions set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto) and the Conditions Precedent to Availability of the Loans attached hereto as Exhibit B (the “Conditions Precedent Exhibit” and collectively with Exhibit A, the “Term Sheet” and collectively with this letter, this “Commitment Letter”); provided that, the amount of the Facility and the aggregate commitment of the Commitment Parties hereunder for the Facility shall be automatically reduced at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments and Commitment Reductions” in Exhibit A hereto. It is understood that MSSF shall act as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”) and sole administrative agent for the Facility. You agree that, as a condition to the commitments, agreements and undertakings set forth herein, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facility, unless you and we shall agree; provided that, at any time following your execution and delivery of this Commitment Letter, you may appoint additional agents and co-agents (but not additional arrangers or bookrunners) for the Facility reasonably satisfactory to the Arranger. It is further agreed MSSF will have “upper left” placement in all documentation used in connection with the Facility and shall have all roles and responsibilities customarily associated with such placement.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation (as defined below) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only conditions to closing and availability of our commitments hereunder on the Closing Date shall be (i) the Borrower having engaged (on or before the Borrower’s execution of this Commitment Letter) one or more investment and/or commercial banks satisfactory to the Arranger on terms and conditions satisfactory to the Arranger to arrange permanent financing or refinancing for the Acquisition or Tendered Share Purchase, as applicable and (ii) the conditions set forth in the Conditions Precedent Exhibit, (b) the only representations the accuracy of which shall be a condition to the availability of the Facility on the Closing Date shall be (i) to the extent the Acquisition is consummated pursuant to an Acquisition Agreement, the Acquisition Agreement

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Representations (as defined in the Conditions Precedent Exhibit) and (ii) the Specified Representations (as defined in the Conditions Precedent Exhibit) and (c) the terms of the Credit Documentation will be such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth herein and in the Conditions Precedent Exhibit are satisfied.

2. Syndication. The Arranger reserves the right, prior to or after execution of the definitive documentation for the Facility (the “Credit Documentation”), in consultation with you, to syndicate all or a part of our commitment to one or more financial institutions and/or lenders (collectively, the “Lenders”) in accordance with the terms hereof, which syndication shall be managed by the Arranger in consultation with the Borrower; provided, however, that, notwithstanding anything else to the contrary contained herein, (a) until the earlier of (i) the date that is 30 days after the Launch Date and (ii) the Closing Date (such date, the “Specified Date”), the selection of Lenders by the Arranger shall be subject to the Borrower’s approval (it being understood and agreed that such approval shall not be required with respect to any Lender that is identified in writing as an approved Lender by the Borrower and the Arranger prior to the date hereof), (b) following the Specified Date, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the selection of Lenders by the Arranger shall be in consultation with the Borrower (it being understood and agreed that such Lenders selected by the Arranger pursuant to this clause (b) shall be limited (unless otherwise consented to by the Borrower) to commercial and investment banks, in each case, whose senior, unsecured, long-term indebtedness has an “investment grade” rating by both Standard & Poor’s Financial Services LLC (“S&P”) and Moody’s Investor Services, Inc. (“Moody’s”) and, in each case, with total assets of at least $75 billion (such banks, “Investment Grade Lenders”)) and (c) following the achievement of a Successful Syndication, the Borrower shall have the applicable consent rights with respect to assignments of commitments and loans under the Facility as set forth in the Term Sheet; provided, further, that we agree not to syndicate our commitments to (i) any competitors of the Borrower and its subsidiaries and certain other persons or entities, in each case, identified as such in writing by the Borrower to the Arranger prior to the date hereof (and any known affiliates of any such persons or entities that are reasonably identifiable by a shared name) or (ii) any entity affiliated with broker-dealers or real estate brokers (other than broker-dealers and/or real estate brokers affiliated with a commercial bank, investment bank or a bank holding company having capital in excess of $1.0 billion) (each such person a “Disqualified Institution”). The commitment of MSSF hereunder with respect to the Facility shall be reduced dollar-for-dollar as and when commitments for the Facility are received from Lenders but only to the extent that each such Lender (i) is approved by you or, in the case of any assignment after the Specified Date, is then an Investment Grade Lender and (ii) becomes (x) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation reasonably satisfactory to the Arranger and you or (y) party to the applicable Credit Documentation as a “Lender” thereunder.

The Arranger intends to commence syndication efforts promptly following the execution of this Commitment Letter by the parties hereto, and you agree to use your commercially reasonable efforts to actively assist the Arranger until the earlier of (a) 60 days after the Closing Date and (b) the achievement of a Successful Syndication. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between senior management and advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand, (c) your assistance in the preparation of a confidential information memorandum in form customary for financings of the type described herein and other customary marketing materials (other than materials the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) to be used in connection with the syndication and (d) the hosting, with the Arranger, of a reasonable number of meetings or conference calls with prospective Lenders, at times and locations to be mutually agreed upon. Until the earlier of (a) 60 days after the Closing Date and (b) the achievement of a Successful Syndication, you agree that there shall be no competing offering, placement or arrangement of any

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commercial bank or other credit facility or any debt securities by or on behalf of the Borrower or any of its subsidiaries (other than (i) the Permanent Financing and (ii) Excluded Debt referred to in clauses (ii) through (x) of the definition thereof as set forth in Exhibit A) without the consent of the Arranger, in each case, if such offering, placement or arrangement could reasonably be expected to interfere with the syndication of the Facility as reasonably determined by the Arranger. In addition, you agree to use commercially reasonable efforts to obtain ratings giving effect to the Transactions at least 10 business days prior to the Closing Date from S&P and Fitch Ratings Ltd. (“Fitch”) with respect to the senior, unsecured, non-credit enhanced, long-term debt for borrowed money of the Borrower; provided that, for the avoidance of doubt, neither the receipt of any ratings nor the achievement of any specific rating shall constitute a condition to the availability or funding of the Facility on the Closing Date. The Arranger will manage all aspects of the syndication in consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Arranger, MSSF will have no responsibility other than to arrange the syndication and perform the other duties as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arranger in its syndication efforts, you agree promptly to (and in the case of the Acquired Business, consistent with the terms of the Acquisition Agreement or any non-disclosure agreement between you and Target, to use commercially reasonable efforts to) promptly provide to us all information available to you with respect to the Borrower and, to the extent reasonably practicable and subject to the limitations and compliance with the terms of the Acquisition Agreement or such non-disclosure agreement, if applicable, the Acquired Business, and each of their respective subsidiaries and the Transactions, including, without limitation, all financial information and projections (the “Projections”) available to you, as the Arranger may reasonably request in connection with the arrangement and syndication of the Facility; provided, that each of the foregoing to the extent relating to the Acquired Business may only be required (x) if and to the extent consistent with, and subject to the limitations and compliance with the terms of, the Acquisition Agreement and/or such non-disclosure agreement or (y) are otherwise available, or may be derived from information available, to you.

You agree that the Arranger may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, DebtDomain or another similar electronic system (the “Platform”). You further agree to assist, at the reasonable request of the Arranger, in the preparation of a version of a confidential information memorandum and other customary marketing materials and presentations to be used in connection with the syndication of the Facility to potential Lenders who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Borrower, the Target or their respective subsidiaries (any such Lender, a “Public Lender”), consisting exclusively of information or documentation that is either (a) publicly available (or contained in the prospectus or other offering memorandum for any securities to be issued by the Borrower in connection with the Transactions) or (b) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign (if applicable), United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our reasonable request, to identify any document to be disseminated by the Arranger to any Public Lender by marking the same as “PUBLIC”. You acknowledge and agree that the following documents may be distributed to all Lenders (including Public Lenders) (unless you, having been given a reasonable opportunity to review such documents prior to such distribution, promptly notify the Arranger in writing prior to such distribution that any such document contains material non-public information with respect to the Borrower, the Acquired Business or its or their respective affiliates or securities): (i) drafts and final Credit Documentation; (ii) administrative materials prepared by the Arranger for potential Lenders (e.g. a lender meeting invitation, allocations and/or funding and closing memoranda), in each case to the extent submitted to the Borrower for review prior to distribution; and (iii) notification of changes in the terms of the Facility.

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3. Information. You hereby represent and covenant (but with respect to Information (as defined below) and Projections in each case relating to the Acquired Business, to the best of your knowledge) that (a) all written information (other than the Projections and information of a general economic or industry nature) (the “Information”) that has been or will be made available to us or any of our affiliates or any Lender or potential Lender by you or on behalf of you by any of your representatives in connection with the transactions contemplated hereby is or will be, when taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are or were made and (b) the Projections that have been or will be made available to us or any of our affiliates or any Lender or potential Lender by you or on behalf of you by any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and furnished (it being understood that such Projections have been prepared at the request of the Arranger in connection with the syndication, are not utilized by the Borrower in the ordinary course of its business, are not to be viewed as facts, are subject to significant uncertainties and contingencies, any of which are beyond your control, that actual results during the period or periods covered by such Projections may differ significantly from the projected results and such differences may be material, and that no assurance can be given that any particular Projection will be realized). You agree to supplement the Information and Projections from time to time until (i) if a Successful Syndication has been achieved by the Closing Date, the Closing Date or (ii) if a Successful Syndication has not been achieved by the Closing Date, the earlier of (x) the achievement of a Successful Syndication and (y) 60 days after the Closing Date, if you become aware that any of the representations in the previous sentence would be incorrect if such Information and/or Projections were being furnished at such time so that the representations and covenants in the immediately preceding sentence remain correct. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that, subject to Section 8 below, we may share with any of our affiliates, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the Acquired Business or any of the matters contemplated hereby in connection with the Transactions.

4. Fees. As consideration for our commitment hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in the Term Sheet and in the Fee Letter delivered herewith from MSSF to you relating to the Facility and dated the date hereof (the “Fee Letter”).

5. Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its affiliates (any of the foregoing, a “Proceeding”),

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and to reimburse each Indemnified Person upon demand for any reasonable and documented out of pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding (but limited in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of (i) a single counsel selected by the Arranger for all such Indemnified Persons, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected Indemnified Persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Indemnified Persons, taken as a whole, as the Arranger may deem appropriate in its good faith judgment)), provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are found by a final, non-appealable judgment of a court of competent jurisdiction to result from the willful misconduct, bad faith or gross negligence of such Indemnified Person (or such Indemnified Person’s affiliates or any officers, directors, employees, advisors, agents of such Indemnified Person or any of its affiliates) (ii) they result from such Indemnified Person’s (or such Indemnified Person’s affiliates or any officers, directors, employees, advisors, agents of such Indemnified Person or any of its affiliates) material breach of its obligations under this Commitment Letter or the Fee Letter or (iii) they relate to disputes solely among Indemnified Persons that are not arising out of any act or omission by you or any of your affiliates, other than claims against any agent, arranger, bookrunner or other similar role under the Facility in its capacity as such, and (b) to reimburse each Commitment Party and its affiliates upon demand for all reasonable and documented out-of-pocket expenses (but, limited in the case of legal fees and expenses, to the reasonable fees, charges and disbursements and other charges of (i) a single counsel selected by the Arranger for all such Indemnified Persons, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected Indemnified Persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Indemnified Persons, taken as a whole, as the Arranger may deem appropriate in their good faith judgment)) incurred in connection with the Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof or the enforcement of any rights or remedies hereunder. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems; except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to result from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such Indemnified Person (or such Indemnified Person’s affiliates or any officers, directors, employees, advisors, agents of such Indemnified Person or any of its affiliates), or (ii) no party hereto shall be liable for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

Notwithstanding anything to the contrary contained herein, you shall not be liable for any settlement of any Proceeding effectuated without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your written consent, or if there is a final judgment by a court of competent jurisdiction against an Indemnified Person in any such Proceeding for which you are required to indemnify such Indemnified Person pursuant to the preceding paragraph, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You will not, without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be

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sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to the Borrower, its management, stockholders, creditors or any other person. The Borrower hereby expressly disclaims any fiduciary relationship and agrees that it is responsible for making its own independent judgments with respect to any transactions (including the Transactions) entered into between it and the Commitment Parties. The Borrower also acknowledges that no Commitment Party has advised and none is advising the Borrower as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

6. Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, that (a) the laws of the State of Delaware shall govern in determining (i) the interpretation of an Acquired Business Material Adverse Effect (as defined in the Conditions Precedent Exhibit) and whether an Acquired Business Material Adverse Effect has occurred; provided that in each case, if the determination of Acquired Business Material Adverse Effect is determined by reference to clause (i) of the definition thereof, the Approved Acquisition Agreement is governed by the laws of the State of Delaware, (ii) the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or a subsidiary) have the right to terminate your (or its) obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (iii) whether the One-Step Merger Transaction has been consummated in accordance with the terms and conditions of the Acquisition Agreement and (b) the federal securities laws of the United States shall govern in determining whether the Tender Offer has been consummated in accordance with the terms and conditions of the Initial Offer to Purchase. The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York, Borough of Manhattan in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

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7. PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you and each Guarantor, which information includes your and each such Guarantor’s name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you and each such Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

8. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) the extent required by law or regulation or by any subpoena or similar legal, judicial or administrative proceeding, (c) to the extent required or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated thereby or enforcement hereof and thereof, (e) (i) this Commitment Letter (including the Term Sheet), (ii) to the extent redacted in a customary manner, the Fee Letter, and (iii) a generic description of the sources and uses (in a manner that does not disclose the amount of any individual fees paid in connection with the Transactions), in each case, may be disclosed to the Target and its officers, directors, employees, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (f) with respect to the Commitment Letter only, to rating agencies, (g) you may disclose the existence of the Fee Letter and a generic description of the sources and uses (in a manner that does not disclose the amount of any individual fees paid in connection with the Transactions) in connection with the Transactions as part of any projections or pro forma information in customary marketing materials, (h) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter) and the existence of the Fee Letter and the types of provisions (but not the economic terms contained in such Fee Letter and not the amount of any individual fees paid in connection with the Transactions (other than a generic description of the sources and uses)) contained therein in filings with the SEC and other applicable regulatory authorities and stock exchanges or (i) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) from a source, other than the Arranger on a non-confidential basis, which it has no reason to believe has any confidentiality or fiduciary obligation to the Arranger with respect to such information; provided, that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the date that is two years from the date hereof.

Each Commitment Party will treat as confidential all confidential information provided to it by or on behalf of the Borrower hereunder; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility, in each case, who have agreed to be bound by the confidentiality obligations of this Commitment Letter or otherwise acknowledge and accept that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Arranger, including, without limitation, as agreed in any confidential information memorandum or other marketing or offering materials) in accordance with the standard syndication processes of the Arranger or customary market standards for dissemination of such type of information, which shall in any event require “click-through” or other

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affirmative actions on the part of recipient to access such information (collectively, “Specified Counterparties”), (ii) to its officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors directly involved in the Transactions on a confidential basis, (iii) as may be compelled in legal, judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person agrees to the extent permitted under applicable law to inform you promptly thereof), (iv) to any rating agency on a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, (vii) to any of its affiliates directly involved in the Transactions on a confidential basis and (viii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than the Borrower on a non-confidential basis, which it has no reason to believe has any confidentiality or fiduciary obligation to the Borrower with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arranger or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof, and (ii) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.

9. Miscellaneous. This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. We may assign our commitments and agreements hereunder, in whole or in part, to any of our respective affiliates and, subject to the applicable requirements set forth in Section 2 above, to any proposed Lender prior to the Closing Date. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facility is subject to the conditions precedent set forth in the Conditions Precedent Exhibit.

The compensation, reimbursement, indemnification and confidentiality, contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our

9

commitments hereunder, and the syndication and clear market provisions shall survive the termination of the Commitment Letter or our commitments hereunder only in the event that such termination is a result of the execution and delivery of the Credit Documentation; provided that your obligations under this Commitment Letter pursuant to such sections, other than those pursuant to syndication, clear market and confidentiality (which shall terminate in accordance with Section 8 hereof), shall automatically terminate and be superseded by the Credit Documentation (to the extent covered thereby) upon the execution of the Credit Documentation, and (to the extent so covered) you shall be released from all liability in connection therewith at such time. You may terminate our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with a copy of the Initial Offer to Purchase in the form to be filed with the SEC, prior to the earlier of (i) 11:59 p.m. (New York City time), October 22, 2014 and (ii) substantially simultaneously with the filing of the Initial Offer to Purchase with the SEC. If the Commitment Letter and Fee Letter have not been executed and returned, together with a copy of the Initial Offer to Purchase in the form to be filed with the SEC, as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding commitments with respect to the Facility in this Commitment Letter shall automatically terminate upon the earliest to occur of (i) the execution and delivery of the Credit Documentation for the Facility by all parties thereto, (ii) February 22, 2015 (the “Commitment Termination Date”), (iii) the closing of the Acquisition or the Tendered Share Purchase occurs, in each case without the use of the Facility, (iv) the date of your termination of your obligations, or the public announcement by you of your abandonment of, (as applicable) (A) the Acquisition Agreement to consummate the Acquisition or (B) the Tender Offer, in each case in accordance with its terms and (v) your termination hereof by written notice to us.

[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subhalakshmi Ghosh-Kohli
	Name:	Subhalakshmi Ghosh-Kohli
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above by:

BGC PARTNERS, INC.

By:	/s/ Stephen M. Merkel
	Name:	Stephen M. Merkel
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Commitment Letter]

Exhibit A

BGC PARTNERS, INC.

364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I.	PARTIES

	Borrower:	BGC Partners, Inc., a Delaware corporation (the “Borrower”).

Guarantors:

Each of the Borrower’s current and future direct and indirect wholly-owned domestic subsidiaries, except for Excluded Subsidiaries and certain additional exceptions to be agreed.

For purposes hereof, “Excluded Subsidiary” means (i) any subsidiary of the Borrower that is (a) registered as a securities broker-dealer with the SEC, (b) registered as a futures commission merchant with the CFTC or (c) a swap execution facility registered with the SEC and/or the CFTC, (ii) direct or indirect domestic subsidiaries substantially all of whose assets consist (directly or indirectly through disregarded entities) of the capital stock or debt of foreign subsidiaries that are controlled foreign corporations, (iii) any direct or indirect domestic subsidiary that is a subsidiary of a foreign subsidiary that is a controlled foreign corporation, (iv) any subsidiary that is prohibited, but only so long as such subsidiary would be prohibited, by applicable law, rule or regulation or by any contractual obligation existing on (but not incurred in anticipation of) the Closing Date or on the date such subsidiary becomes a wholly-owned subsidiary or is organized (as long as, in the case of an acquisition of a subsidiary, such prohibition did not arise in anticipation of such acquisition) from guaranteeing the Facility or that would require governmental or regulatory consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (v) captive insurance companies, (vi) not-for-profit subsidiaries and (vii) immaterial subsidiaries (to be defined to be any subsidiary with, individually, less than 2.5% of consolidated total assets and 2.5% of annual consolidated revenues, and in the aggregate, 5% of consolidated total assets and 5% of annual consolidated revenues).

In the event that the Target becomes a wholly-owned direct or indirect subsidiary of the Borrower, the Target shall (and shall cause each of its subsidiaries (except for Excluded Subsidiaries and certain additional exceptions to be agreed) that provides a guarantee of the Target’s 8.375% Senior Notes due 2018 or any other material indebtedness for borrowed money of the Target to) as promptly as practicable after such time (and in any event, within 30 days) guarantee the Facility (the “Guarantee Delivery Period”); provided, that no subsidiary of the Target shall be required to guarantee the Facility if it would only be required to guarantee the Facility as a result of this paragraph (and not as a result of the first two paragraphs under the heading “Guarantors”) if the indebtedness of the Target that has caused such subsidiary to be required to be a guarantor pursuant to this paragraph is subject to redemption or has been satisfied and discharged.

Each such guarantor of the Facility is referred to herein as a “Guarantor”).

	Sole Lead Arranger and Sole Bookrunner:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole lead arranger and sole bookrunner for the Facility (in such capacities, the “Arranger”).

	Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including MSSF and/or any of its affiliates, arranged by the Arranger (collectively, the “Lenders”).

II.	THE FACILITY

	Type and Amount of Facility:	364-day senior unsecured bridge term loan facility in the amount of $350,000,000 (the “Facility”).

	Availability:	The loans (the “Loans”) shall be made in a single borrowing on the Closing Date and any undrawn commitments under the Facility (the “Commitments”) after giving effect to such borrowing shall automatically be terminated upon such borrowing on the Closing Date.

	Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Closing Date.

	Purpose:	The proceeds of the Loans shall be used to finance the Transactions, the provision of funds to the Acquired Business to directly or indirectly repay indebtedness of the Acquired Business, any subsequent purchase of equity of the Target (whether by way of share purchase, merger or otherwise; it being understood that the Borrower shall be entitled on the Closing Date to draw the Loans for the purpose of funding such subsequent purchase) and fees and expenses in connection therewith.

III.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

	Optional Prepayments:	The commitments may be reduced and the Loans may be prepaid by the Borrower without premium or penalty (other than the payment of customary LIBO Rate breakage amounts) in minimum amounts to be agreed upon. Any optional prepayment of the Loans may not be reborrowed.

	Mandatory Prepayments and Commitment Reductions:	The following amounts shall be applied to prepay the Loans within 3 business days of receipt thereof (and, prior to the Closing Date, the Commitments, pursuant to the Commitment Letter and Credit Documentation, shall be automatically and permanently reduced by such amounts (and the Borrower shall as promptly as practicable after such receipt deliver written notice setting forth such amounts to the Arranger or Administrative Agent, as applicable)):

(a) 100% of the Net Cash Proceeds actually received from any sale or issuance of (i) debt securities or incurrence of other debt for borrowed money (other than Excluded Debt (as defined below)) and (ii) equity securities or equity-linked securities (other than (A)(i) upon conversion of shares of the Borrower’s Class B common stock, (ii) upon vesting, exercise, exchange or conversion of RSUs, options or other rights to acquire shares of common stock issued pursuant to the Borrower’s Fourth Amended and Restated Long Term Incentive Plan (the “LTIP”), (iii) upon exercise of outstanding warrants or conversion of convertible securities described in the Borrower’s documents filed with the Securities and Exchange Commission, (iv) upon exchange, redemption or purchase of limited partnership interests, or payment of post-termination amounts associated therewith, in BGC Holdings, L.P. (“BGC Holdings”), (v) pursuant to any controlled equity offering by the Borrower (I) provided that the proceeds thereof are used in connection with any exchange, redemption or purchase described in preceding clause (iv) or clause (B)(ii) below or in connection with the repurchase of shares of the Borrower’s Class A common stock from current or former partners, executive officers or other employees (in each case, other than any exchange, redemption or purchase by Cantor Fitzgerald L.P. or any of its affiliates); or (II) otherwise, in a maximum amount not to exceed $10 million, (vi) pursuant to the Borrower’s Dividend Reinvestment and Stock Purchase Plan and (vii) as consideration for acquisitions and/or investments, (B) the issuance of rights to acquire shares of Class A common stock (i)

pursuant to the LTIP, (ii) in connection with issuances of exchangeable limited partnership interests in BGC Holdings or (iii) as consideration for acquisitions and/or investments or (C) other issuances pursuant to employee stock plans) by the Borrower or any of its subsidiaries (including, without limitation, any Permanent Financing), in each case on or after the date of the Commitment Letter;

(b)	100% of the committed amount of or (without duplication) 100% of the Net Cash Proceeds of loans actually received by the Borrower or any of its subsidiaries under any term loan facility or term bank debt (other than Excluded Debt) entered into after the date of the Commitment Letter for the purpose of financing the Transactions which the Borrower or any of its subsidiaries is the borrower in which the conditions precedent to the availability of the full amount of such facility on the Closing Date are, in the reasonable determination of the Borrower not less favorable to the Borrower than such conditions in the Facility (a “Term Loan Financing”); and

(c)	100% of the Net Cash Proceeds actually received by (in the case of clause (x) below) the Borrower or any of its domestic subsidiaries, or (in the case of clause (y) below) the Borrower or any of its subsidiaries (to the extent not reinvested or committed to be reinvested within six months following receipt) of any (x) asset sale or other disposition by the Borrower or any of its domestic subsidiaries outside the ordinary course of business (other than (i) the sale of inventory, receivables or other assets in the ordinary course of business, (ii) intercompany transactions among the Borrower and its subsidiaries, (iii) the sale or disposition of cash or cash equivalents, (iv) dispositions pursuant to securities, commodities and other financial products financed under repurchase agreements in the ordinary course of business, (v) any sale or disposition that individually results in Net Cash Proceeds to the Borrower or its domestic subsidiaries of $2,000,000 or less and (vi) Net Cash Proceeds from any sales or dispositions which in the aggregate are less than $25,000,000) and (y) any Securities Lending Transaction, in each case on or after the date of the Commitment Letter.

For purposes hereof, “Net Cash Proceeds” means:

(a) with respect to an asset sale or other disposition of property of the Borrower or any of its domestic subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than the Loans), (B) the reasonable expenses incurred by the Borrower or any of its domestic subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction (including amounts representing tax payable by the Borrower, its subsidiaries or direct or indirect partners of the Borrower), and (D) the amount of reserves established by the Borrower or any of its domestic subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds and (E) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such asset sale, or to any other person (other than the Borrower and its subsidiaries) owning a beneficial interest in the assets disposed of in such asset sale; and

(b) with respect to the sale or issuance of debt securities, the incurrence of other debt, or the issuance of equity or equity-linked securities, the excess, if any, of (i) cash received by the Borrower or any of its subsidiaries in connection with such sale, incurrence or issuance, over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such sale, issuance or incurrence.

For the purpose hereof, “Excluded Debt” means (i) intercompany debt among the Borrower and/or its subsidiaries, (ii) ordinary course foreign credit lines having maturities of one year or less, (iii) commercial paper issuances, (iv) any Permanent Financing (as defined below), (v) any trade payables, customer related financings and similar obligations incurred in the ordinary course of business, in each case, having maturities of one year or less, (vi) the Facility, (vii) ordinary course purchase money and equipment financings, (viii) debt incurred in the ordinary course in connection with the Borrower’s and its subsidiaries’ securities business (including borrowings by subsidiaries to finance the settlement of purchases of securities for customers prior to receipt of payment from such customers) and indebtedness under repurchase agreements and reverse repurchase agreements entered into in the ordinary course of business, in each case, having maturities of one year or less, (ix) debt incurred to refinance, repurchase, repay, redeem or defease the Borrower’s 8.75% Convertible Notes due 2015, (x) any obligations in respect of any Securities Lending Transaction and (xi) other debt (other than the Permanent Financing) in an aggregate principal amount up to $25,000,000.

Any mandatory prepayment of the Loans may not be reborrowed.

IV.	CERTAIN CONDITIONS

	Conditions to Availability of Loans:	The Facility shall be available on the Closing Date, subject only to the satisfaction (or waiver) of the conditions precedent set forth in the Conditions Precedent Exhibit.

V.	CERTAIN DOCUMENTATION MATTERS

The Credit Documentation will be based on a bank credit facility to be mutually agreed between the Borrower and the Arranger (which facility shall be from a borrower with substantially similar credit ratings on then prevailing market terms), as modified to (i) reflect the capital structure and credit profile of the Borrower and its subsidiaries, (ii) reflect (x) the Borrower’s and its subsidiaries’ mixed partnership/corporate structure, business model, operational requirements and business practices, including, the payment of dividends and partnership distributions, the issuance of shares of Class A common stock of the Borrower and limited partnership units, the redemption and exchangeability of limited partnership units, and transactions with affiliates, (y) the Transactions and (z) the operational requirements of the Borrower and its subsidiaries and the Acquired Business and its subsidiaries in light of their respective sizes, industries, businesses and business practices, (iii) reflect the terms and conditions set forth herein, in the annexes hereto and in the Commitment Letter (as modified by the “flex” provisions of the Fee Letter), (iv) take account of differences related to the operational requirements of the Borrower, the Acquired Business and their respective subsidiaries in light of their respective sizes, industries, businesses, business practices (after giving effect to the Transaction), (v) reflect then prevailing market conditions and practices at the time of syndication of the Facility and the policies and requirements of Lenders participating in the syndication and (vi) take account of operational and administrative changes reasonably required by the Administrative Agent, the definitive terms of which will be negotiated in good faith (the “Documentation Principles”).

Notwithstanding the foregoing, the Credit Documentation will contain (x) only those mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet and (y) only those conditions to borrowing to fund the Transactions set forth in the second paragraph of Section 1 of the Commitment Letter and the Conditions Precedent Exhibit.

The representations and warranties and affirmative covenants in the Credit Documentation will be subject to qualifiers and exceptions consistent with Documentation Principles and the negative covenants in the Credit Documentation will be subject to carveouts and baskets consistent with Documentation Principles, in each case to be mutually agreed and subject to the qualifiers, exceptions and baskets below.

In addition, for purposes of the Credit Documentation and hereof, until at least one of the following conditions is satisfied with respect to the Target, in no event will the Target or any of its subsidiaries be subject as a subsidiary of the Borrower to the representations (other than solvency and, if the Acquisition occurs pursuant to an Acquisition Agreement, any Acquisition Agreement Representations), covenants or defaults contained in the Credit Documentation to the extent applicable to subsidiaries of the Borrower: (1) a majority of the members of the board of directors of the Target is comprised of designees of the Borrower or (2) the Target’s financial results have been consolidated with those of the Borrower and its consolidated subsidiaries in accordance with GAAP.

Representations and Warranties:	Financial statements (including, without limitation, pro forma financial statements); absence of undisclosed liabilities; no material adverse change of the Borrower and its subsidiaries taken as a whole; absence of litigation that would reasonably be expected to have a material adverse effect; corporate existence; corporate power and authority; enforceability of Credit Documentation; governmental approvals with respect to the execution, delivery, performance or enforceability of the Credit Documentation (subject to an exception for any approvals the failure of which to be obtained would not reasonably be expected to have a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent under the Credit Documentation); governmental/regulatory authority and licensing (subject to a material adverse effect qualifier); compliance with law (including, without limitation, environmental laws), except to the extent noncompliance would not reasonably be expected to have a material adverse effect; ERISA (subject to a material adverse effect qualifier for certain types of events to be agreed); margin regulations; OFAC, FCPA and anti-money laundering laws (as set forth on Annex I to the Commitment Letter); payment of taxes (except (x) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP or (y) to the extent that failure to pay would not reasonably be expected to result in a material adverse effect); the Transactions do not conflict with law, except to the extent such conflicts would not reasonably be expected to have a material adverse effect; the Transactions do not conflict with contractual obligations, except to the extent such conflicts would not reasonably be expected to have a material adverse effect; inapplicability of Investment Company Act; subsidiaries (to be subject to the ability to update schedule describing such subsidiaries on the date of borrowing under the Facility); solvency (to be consistent with the language contained in the certificate attached as Exhibit C hereto); accuracy of disclosure (to be based on the representation in the Commitment Letter, provided that such representation shall not include the ability for the Borrower to supplement and/or update such Information to correct any inaccuracy in such representation); and use of proceeds; each to be made on the date of the Credit Documentation and each borrowing under the Facility (it being understood that in no event shall the accuracy of such representations (other than the Specified Representations) be a condition precedent to the obligations of the Lenders to make the Loans on the Closing Date).

Affirmative Covenants:	Delivery of audited annual consolidated financial statements, unaudited quarterly consolidated financial statements, other reports, compliance certificates and other information reasonably requested by the Lenders; notices of (i) defaults, (ii) litigation, (iii) ERISA events and (iv) other material events (in the case of clauses (ii) through (iv), subject to a material adverse effect qualifier); maintenance of existence and rights (except (x) to the extent, other than in the case of the existence of the Borrower and the Guarantors, failure to do so would not reasonably be expected to have a material adverse effect or (y) as otherwise not prohibited by the mergers, consolidations, liquidations and dissolutions covenant); compliance with laws and contractual obligations except to the extent noncompliance would not reasonably be expected to have a material adverse effect; OFAC, FCPA and anti-money laundering laws (as set forth on Annex I to the Commitment Letter); notice of formation/acquisition of Guarantor subsidiaries; maintenance of property (as set forth on Annex I to the Commitment Letter); maintenance of insurance (as set forth on Annex I to the Commitment Letter); maintenance/inspection of books and records (as set forth on Annex I to the Commitment Letter); payment of taxes (except (x) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP or (y) to the extent that failure to pay would not reasonably be expected to result in a material adverse effect); use of proceeds (including compliance with margin regulations); and also: unless the Acquisition occurs pursuant to a One-Step Merger, consummation of the Merger as promptly as practical following the date on which all of the following conditions have been, and continue to be, satisfied: (i) a majority of the members of the board of directors of the Target is comprised of designees of the Borrower, (ii) the Shares owned by Jersey Partners Inc. (“JPI”) are no longer subject to the terms of that certain Support Agreement, dated as of July 30, 2014, among CME Group Inc., JPI, New JPI Inc. and each direct or indirect stockholder of GFI Brokers Holdco Ltd. and (iii) (x) the Borrower acquires the Shares owned by JPI or (y) the Borrower and the owner of such shares have entered into a written agreement pursuant to which such shares would be voted in favor of the Merger.

Financial Covenants:	The following financial covenants will be tested as of the end of each fiscal quarter on a consolidated basis for the Borrower and its subsidiaries (with Consolidated EBITDA (as defined below) measured on a trailing four quarter basis on the last day of the most recent fiscal quarter for which financial statements are required to have been delivered pursuant to the terms of the Credit Documentation), commencing with the last day of the first full fiscal quarter ended after the Closing Date:

(1) Minimum Interest Coverage Ratio: minimum ratio of Consolidated EBITDA to consolidated interest expense of the Borrower and its subsidiaries of 5.00 to 1.00, with the definition of consolidated interest expense to be agreed.

(2) Maximum Leverage Ratio: maximum ratio of consolidated funded debt of the Borrower and its subsidiaries to Consolidated EBITDA of:

Test Date	Maximum Leverage Ratio
Last day of the first full fiscal quarter ended after the Closing Date	3.25 to 1.00
Last day of the second full fiscal quarter ended after the Closing Date	3.00 to 1.00
Thereafter	2.75 to 1.00

For purposes hereof, “Consolidated EBITDA” means, with reference to any trailing four quarter period, consolidated income of the Borrower and its subsidiaries from continuing operations before income taxes for such period plus the sum of (a) interest expense (b) depreciation, amortization and impairment charges, (c) noncash charges relating to grants of exchangeability to limited partnership interests, redemption of units or the issuance of restricted shares, (d) non-recurring noncash charges for such period as reasonably determined by the Borrower and (e) non-recurring cash charges for such period in an aggregate amount not to exceed $10,000,000.

The financial covenants and related definitions shall contain customary pro forma adjustments for material acquisitions and dispositions.

Negative Covenants:	Limitations on:

	(a)	indebtedness of subsidiaries (other than Guarantors), with (i) an exception for Excluded Debt (other than the debt referred to in clause (ix) of the definition thereof), (ii) an exception for indebtedness of the Target and its subsidiaries existing on the date that the Target becomes subject to the covenants in the Credit Documentation to the extent not otherwise permitted by the other carveouts and exceptions to the debt covenant (but only to the extent that (x) the Target is not a directly or indirectly wholly-owned subsidiary of the Borrower or during any Guarantee Delivery Period, (y) such indebtedness was not incurred after the Closing Date and (z) the aggregate amount subject to this exception shall be reduced by the amount of the Facility drawn on the Closing Date to repay indebtedness of the Target or its subsidiaries); provided, with respect to this clause (ii), that indebtedness in respect of the Target’s existing 8.375% Senior Notes due 2018 shall be in an aggregate principal amount not to exceed $240 million and (iii) a general basket in an amount equal the greater of a fixed amount to be agreed and a percentage of consolidated net tangible assets to be agreed;

	(b)	liens, with (i) an exception for pledges of securities (including any common stock of NASDAQ OMX Group Inc.) in connection with customary securities lending arrangements generating cash proceeds for the Borrower or its subsidiaries in an amount consistent with prevailing market terms for such transaction (any such securities lending arrangement, a “Securities Lending Transaction”), (ii) an exception for liens securing (a) Excluded Debt (other than Excluded Debt of the type described in clauses (ii), (vi), (ix) and (xi) of the definition thereof) and (b) any other obligations under repurchase agreements, clearing arrangements or similar arrangements in the ordinary course of business and consistent with past practice, (iii) an exception for liens on assets of the Target and its subsidiaries existing on the date that the Target becomes subject to the covenants in the Credit Documentation to the extent the obligations securing such liens (x) do not to exceed $25 million in the aggregate or (y) are permitted by clause (a)(ii) above (provided, with respect to this clause (y), that such obligations have been secured prior to the Closing Date) and (iv) a general basket for liens securing obligations in an aggregate principal amount equal to the greater of a fixed amount to be agreed and a percentage of consolidated net tangible assets to be agreed;

(c)	sale-leasebacks;

(d)	mergers, consolidations, liquidations and dissolutions;

(e)	asset sales, with an unlimited basket subject to (i) no event of default, (ii) pro forma compliance with the Minimum Interest Coverage Ratio and (iii) pro forma compliance with a Maximum Leverage Ratio of (A) 2.75 to 1.00 or (B) for any such asset sale completed prior to the second full fiscal quarter ending after the Closing Date, pro forma compliance with the Maximum Leverage Ratio set forth in the grid above in the section entitled “Financial Covenants” adjacent to the applicable test date, provided that the Borrower maintains Debt Ratings (as defined below) of at least BBB- by S&P and at least BBB- by Fitch on a pro forma basis for such asset sale;

(f)	restricted payments, with an unlimited basket subject to (i) no event of default, (ii) pro forma compliance with the Minimum Interest Coverage Ratio and (iii) pro forma compliance with a Maximum Leverage Ratio of (A) 2.75 to 1.00 or (B) for any such restricted payment completed prior to the second full fiscal quarter ending after the Closing Date, pro forma compliance with the Maximum Leverage Ratio set forth in the grid above in the section entitled “Financial Covenants” adjacent to the applicable test date, provided that the Borrower maintains Debt Ratings of at least BBB- by S&P and at least BBB- by Fitch on a pro forma basis for such restricted payment;

(g)	transactions with affiliates, with exceptions for (i) de minimus transactions that involves aggregate consideration of less than an amount to be agreed, (ii) transactions undertaken on prices, terms and conditions not materially less favorable to the Borrower and its subsidiaries than would be obtained in similar transactions on an arm’s length basis between persons not affiliated with each other, (iii) intercompany transactions among the Borrower and any of its subsidiaries that are consolidated with the Borrower under GAAP, (iv) transactions approved by the Borrower’s audit committee and (v) certain additional exceptions to be agreed;

	(h)		changes in fiscal year;

	(i)		negative pledge clauses and other restrictive agreements with customary exceptions for pre-existing restrictions and under certain financing agreements; and

		(j)	changes in lines of business (as set forth on Annex I to the Commitment Letter).

Events of Default:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties when made; violation of covenants (subject to certain grace periods to be agreed upon); matured cross-default or cross-acceleration; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of the Credit Documentation or the Guarantors’ guarantee; and a change of control (the definition of which is to be agreed and shall include a carveout for Permitted Holders (as defined below)), in each case subject to customary materiality thresholds and other exceptions to be agreed.

“Permitted Holders” shall mean Howard W. Lutnick, any person controlled by him or any trust established for Mr. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case, so long as he is alive and, upon his death or incapacity, any person who shall, as a result of Mr. Lutnick’s death or incapacity, become a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s capital stock by operation of a trust, by will or the laws of descent and distribution or by operation of law).

Voting:

Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

The Credit Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers thereof requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding not less than a majority of the aggregate amount of the Loans and unused commitments shall have consented to such amendment or waiver.

Defaulting Lender:	The Credit Documentation shall contain customary “Defaulting Lender” provisions consistent with Documentation Principles.

Assignments and Participations:	The Lenders shall be permitted to assign (other than to the Borrower or its affiliates or any Disqualified Institution) all or a portion of their Loans and Commitments with the consent, not to be unreasonably withheld or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund, (ii) (x) prior to the Closing Date, an event of default under the Credit Documentation for non-payment or bankruptcy has occurred and is continuing or (y) on or after the Closing Date, an event of default under the Credit Documentation has occurred and is continuing or (iii) such consent is not required pursuant to the syndication provisions of the Commitment Letter, and (b) the Administrative Agent, unless a Loan is being assigned to an existing Lender, an affiliate thereof or an approved fund. Prior to the Closing Date, no assignments of undrawn commitments under the Facility may be made to any person that is not an Investment Grade Lender. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower (unless an event of default under the Credit Documentation has occurred and is continuing) and the Administrative Agent. If the consent of the Borrower is required in connection with any assignment, it shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within ten (10) business days of receiving written request for its consent to such assignment.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions consistent with Documentation Principles (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (provided, that for the purposes of determining a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all

requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing, shall be deemed to have been introduced or adopted after the date of the Credit Documentation, regardless of the date enacted, adopted or issued; provided, further, that the applicable Lender is generally seeking, or intending to generally seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so)) and from changes in withholding or other taxes (other than franchise or income taxes or any branch profits or similar taxes) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any payment or prepayment of a LIBOR Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto or any failure to borrow a LIBOR Loan on the date specified in the applicable borrowing notice.

The Credit Documentation shall contain a customary “yank-a-bank” provision relating to Defaulting Lenders, non-consenting lenders and Lenders claiming yield protection.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arranger and their affiliates associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable and documented fees, disbursements and other charges of a single counsel selected by the Administrative Agent for all such persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the reasonable and documented fees, disbursements and other charges of (i) a single counsel selected by the Administrative Agent for all such persons, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any and all losses, claims, damages and liabilities incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent (i) they are found by a final, non-appealable judgment of a court of competent jurisdiction to result from the willful misconduct, bad faith or gross negligence of such indemnified person (or such Indemnified Person’s affiliates or any officers, directors, employees, advisors, agents of such indemnified person or any of its affiliates) (ii) they result from such indemnified person’s (or such indemnified person’s affiliates or any officers, directors, employees, advisors, agents of such indemnified person or any of its affiliates) material breach of its obligations under the Credit Documentation or (iii) they relate to disputes solely among indemnified persons that are not arising out of any act or omission by the Borrower or any of its affiliates, other than claims against any agent, arranger, bookrunner or other similar role under the Facility in its capacity as such); provided that in connection therewith the Borrower shall only be responsible for the reasonable and documented fees, charges and disbursements of (i) a single counsel selected by the Administrative Agent for all such indemnified persons, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such indemnified persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment).

Federal Margin Rules:	To the extent an exemption is not available under the applicable federal margin rules, each Lender shall represent to the Borrower, the Administrative Agent and the other Lenders that such Lender in good faith is not relying upon any “margin stock” (as defined in Regulation U of the Federal Reserve Board) as collateral for the extension or maintenance of the credit provided for under the Credit Documentation or, that if such Lender is so relying, that the amount of credit extended to the Borrower does not exceed the maximum loan value of the collateral which indirectly secures such credit, as determined by such Lender in accordance with the requirements of Regulation U.

Governing Law and Forum:	New York law. Each party to the Credit Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, the Borough of Manhattan.

Counsel to the Administrative Agent and the Arranger:	Weil, Gotshal & Manges LLP.

Annex I

to Exhibit A

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate (it being understood that such selection shall be made in a manner consistent with general market practice and the manner in which the Administrative Agent is making such selections for credit it extends to other similarly situated borrowers) and (iii) the one month Adjusted LIBO Rate plus 1.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any).

“Applicable Margin” means a percentage based upon the Borrower’s Debt Ratings as set forth in the pricing grid attached hereto as Annex I-A.

“Debt Ratings” means, for any rating agency at any time, the rating then in effect from such rating agency applicable to the Borrower’s senior, unsecured, non-credit enhanced long-term debt for borrowed money.

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 of the Reuters screen (or any successor or substitute page of such page).

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Facility calculated at a rate per annum equal to 0.25% on the daily average undrawn Commitments of such Lender, accruing during the period commencing on the later of (i) the date that is 60 days following the date of the Commitment Letter and (ii) the date of execution of the Credit Documentation, payable quarterly in arrears and upon repayment or termination of the Facility.

Duration Fees:	The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the applicable percentage as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fee
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	1.00%	1.50%

Default Rate:	At any time when a payment default under the Credit Documentation has occurred and is continuing, the overdue amount shall accrue interest at a rate per annum equal to (i) in the case of principal of any Loan, 2% above the rate otherwise applicable thereto or (ii) in the case of any other amount, 2% above the rate applicable to ABR Loans, with such interest being payable on demand.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A

to Exhibit A

Pricing Grid

Debt Rating (S&P and Fitch)	Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans
Rating Level 1: ☐ BBB/BBB	75 bps	175 bps	125 bps	225 bps	175 bps	275 bps	225 bps	325 bps
Rating Level 2: ☐ BBB-/BBB-	100 bps	200 bps	150 bps	250 bps	200 bps	300 bps	250 bps	350 bps
Rating Level 3: ☐ BB+/BB+	150 bps	250 bps	200 bps	300 bps	250 bps	350 bps	300 bps	400 bps
Rating Level 4: ≤ BB/BB	200 bps	300 bps	250 bps	350 bps	300 bps	400 bps	350 bps	450 bps

If only one of S&P and Fitch shall have in effect ratings, the pricing shall be determined based on Rating Level 4. In the event of a split rating, the higher rating shall apply, except that in the event of a split rating of more than one level, the applicable rating shall be one level above the lower rating. In the event that ratings are not obtained, the pricing will be determined based on Rating Level 4.

Exhibit B

BGC PARTNERS, INC.

364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Conditions Precedent to Availability of Loans

The Commitments of the Lenders and the availability of the Loans on the Closing Date shall be conditioned upon satisfaction of the following conditions precedent on or before the Commitment Termination Date:

1. The Borrower and each Guarantor shall have executed and delivered the Credit Documentation.

2. Prior to or substantially concurrently with the borrowing under the Facility, either (i) unless the Acquisition is consummated pursuant to a One-Step Merger Transaction, the Tender Offer shall have been consummated in accordance with the terms and conditions of the Initial Offer to Purchase (which shall be in form and substance reasonably satisfactory to the Commitment Parties; provided that it is understood (i) the draft Initial Offer to Purchase marked “RR Donnelley ProFile 20-Oct-2014 16:31 EST” and (ii) the letter (in file number “LEGAL-#77516-v6-gates bgc comments on commencement letter.docx”) addressed to the board of directors of the Target which will be included in the Initial Offer to Purchase, in each case, provided by the Borrower to the Commitment Parties prior to the Commitment Parties’ execution of the Commitment Letter are satisfactory to the Commitment Parties) and no provision (including, without limitation, the Regulatory Condition (as defined in the Initial Offer to Purchase) or the conditions set forth in Section 14(i) or 14(ii) of the Initial Offer to Purchase) of the Initial Offer to Purchase shall have been amended, supplemented or otherwise modified or waived by the Borrower in each case in a manner which is materially adverse to the interests of the Commitment Parties without the Arranger’s prior written consent or (ii) if the Acquisition is consummated pursuant to a One-Step Merger Transaction, such One-Step Merger Transaction shall be consummated in accordance with the terms and conditions of the Acquisition Agreement (which shall be in form and substance reasonably satisfactory to the Arranger (any such satisfactory acquisition agreement in connection with a One-Step Merger Transaction or a Two-Step Merger Transaction, the “Approved Acquisition Agreement”)) and no provision of the Approved Acquisition Agreement, shall have been amended, supplemented or otherwise modified, and no consent or waiver by the Borrower or any of its subsidiaries shall have been provided thereunder, in each case in a manner which is materially adverse to the interests of the Commitment Parties without the Arranger’s prior written consent. Without limiting the foregoing, it is understood that (w) any change in the purchase price set forth in the Tender Offer Documents of the Specified Percentage (as defined in the Fee Letter) or less shall not be considered materially adverse to the interests of the Commitment Parties, (x) any amendment to the Initial Offer to Purchase in connection with the entry of an Approved Acquisition Agreement in order to facilitate a Two-Step Merger Transaction pursuant to such Approved Acquisition Agreement and such Initial Offer to Purchase, as so amended, shall not be considered materially adverse to the interests of the Commitment Parties and (y) subject to the foregoing clause (x), any amendment, supplement, modification or waiver of the Minimum Tender Condition (as defined in the Initial Offer to Purchase, including any reduction thereof) or the Board Condition (as defined in the Initial Offer to Purchase) shall be considered materially adverse to the interests of the Commitment Parties.

3. The Arranger shall have received (i) audited consolidated financial conditions, statements of operations and statements of cash flows of the Borrower and its subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated financial conditions, statements of operations and statements of cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarterly interim period (other than, for the avoidance of doubt, the fourth fiscal quarter) or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year), which shall have been reviewed by the independent accountants for the Borrower as provided in Statement of Auditing Standards No. 100; (ii) solely if and to the extent as would be required by Rule 3-05 and Article 11 of Regulation S-X for an offering of debt securities by the Borrower registered on Form S-1 under the Securities Act, audited consolidated annual financial statements of the Acquired Business for the last three full fiscal years ended at least 75 days prior to the Closing Date, as well as unaudited interim consolidated financial statements for each subsequent fiscal quarterly interim period or periods (other than, for the avoidance of doubt, the fourth fiscal quarter) ended at least 40 days prior to the Closing Date (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) prepared in accordance with U.S. GAAP; provided that if an Acquisition Agreement has not be signed prior to the Closing Date, the financial statements referred to in this clause (ii) shall only be required to be delivered to the extent publicly available; and (iii) customary pro forma financial statements, which meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder; provided, that if an Acquisition Agreement has not been signed prior to the Closing Date, the pro forma financial statements referred to in this clause (iii) may be prepared based on publicly available information of the Acquired Business and may not comply with all of the requirements of Article 11 of Regulation S-X; and provided, further, that if such information in clause (i) or (ii) above is filed with the SEC and publicly available, such information shall be deemed to have been delivered to the Arranger.

4. The Lenders, the Administrative Agent, the Commitment Parties and the Arranger shall have received all fees required to be paid and due on the Closing Date, and all expenses for which invoices have been presented at least 2 business days prior to the Closing Date, on or before the Closing Date.

5. The Lenders shall have received: (A) (i) such legal opinions from such counsel to the Borrower as may be reasonably required by the Administrative Agent, (ii) corporate organizational documents, good standing certificates and officer certificates (including, without limitation, a customary certificate that the conditions precedent contained herein have been satisfied as of the Closing Date and a certificate from the chief financial officer of the Borrower as to the solvency (on consolidated basis) of the Borrower and its subsidiaries as of the Closing Date substantially in the form of Exhibit C to this Commitment Letter on a pro forma basis for the Transactions, provided, that, with respect to the Acquired Business, unless the Acquisition is consummated pursuant to an Acquisition Agreement, such certificate shall be based solely on the financial statements of the Target that are publicly available), (iii) resolutions with respect to the Borrower and Guarantors and (iv) a borrowing notice, each of the items specified in clauses (A)(i) through (A)(iv) as is customary for transactions of this type and reasonably satisfactory to the Administrative Agent; and (B) at least 2 business days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as reasonably requested by any of the Administrative Agent, the Arranger and the Lenders at least 10 business days prior to the Closing Date.

6. There shall exist no default or event of default under the Credit Documentation with respect to (a) non-payment of principal and interest, (b) bankruptcy, (c) cross-default with respect to debt of the Borrower exceeding a principal amount of $25,000,000, (d) actual or asserted invalidity of any Guarantor’s guarantee or (e) breach of the covenants with respect to (i) maintenance of corporate existence of the Borrower, (ii) indebtedness, (iii) liens, (iv) restricted payments and (v) asset sales, at the time of or immediately after giving effect to the extensions of credit under the Facility on the Closing Date.

7. (i) To the extent the Acquisition is consummated pursuant to an Acquisition Agreement, each of the Acquisition Agreement Representations shall be true and correct and (ii) each of the Specified Representations shall be true and correct in all material respects (except any Specified Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and after giving effect to, the making of such Loans on the Closing Date (it being understood that the Commitments of the Lenders and the making of Loans thereunder on the Closing Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as set forth in this paragraph 7). For purposes hereof, (x) “Acquisition Agreement Representations” means the representations made by or on behalf of the Acquired Business in the Acquisition Agreement, but only to the extent that the Borrower (or a subsidiary) has the right to terminate its obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (y) “Specified Representations” means the representations and warranties contained in the Credit Documentation relating to (a) corporate existence, power and authority, (b) the authorization, execution, delivery and enforceability of the Credit Documentation, (c) no conflicts of the Credit Documentation with (i) organizational documents, (ii) any agreements of the Borrower governing indebtedness in excess of $25 million or (iii) any applicable law or order of any court or governmental authority to the extent with respect to this subclause (iii) a conflict is or would reasonably be expected to have a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent under the Credit Documentation, (d) accuracy and completeness of the Borrower’s historical financial information in accordance with generally accepted accounting principles in all material respects, (e) governmental authorization with respect to the Facility, (f) solvency, (g) Federal Reserve margin regulations, (h) the Investment Company Act and (i) OFAC, FCPA and other anti-corruptions laws, and anti-money laundering laws (as set forth on Annex I hereto).

8. (a) Unless the Acquisition is consummated pursuant to a One-Step Merger Transaction or a Two-Step Merger Transaction in respect of which an Acquisition Agreement has been entered, from and after December 31, 2013, no change occurs, or has occurred, or is threatened (or any development occurs, or has occurred, or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Target and its subsidiaries, taken as a whole, that is or may be expected to be materially adverse to the Target and its subsidiaries, taken as a whole (a “Tender MAE”) or (b) if the Acquisition is consummated pursuant to a One-Step Merger Transaction or a Two-Step Merger Transaction in respect of which an Acquisition Agreement has been entered, there not occurring since December 31, 2013 (or such later date as may be specified in the material adverse effect representation or condition in the Approved Acquisition Agreement) any event, development or circumstance that, individually or in the aggregate, constitutes a Target Material Adverse Effect (as defined below). For purposes hereof, (x) “Target Material Adverse Effect” shall have the meaning given to such term (or its equivalent) in the Approved Acquisition Agreement as of the date of the initial execution thereof by the Borrower and the Target and (y) “Acquired Business Material Adverse Effect” means (i) if the Acquisition is consummated pursuant to a One-Step Merger Transaction, a Target Material Adverse Effect or (ii) otherwise, a Tender MAE.

Exhibit C

BGC PARTNERS, INC.

364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Form of Solvency Certificate

[—][—], 20[—]

This Solvency Certificate is being executed and delivered pursuant to Section [—] of that certain [—]1 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined; provided, that for purposes hereof, all references to “subsidiaries” shall exclude the Acquired Business unless the Target’s financial results would be required to be consolidated with those of the Borrower and its consolidated subsidiaries in accordance with GAAP on or prior to the date hereof).2

I, A. Graham Sadler, the Chief Financial Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

[1]	Describe relevant Credit Agreement.
[2]	Unless the Acquisition is consummated pursuant to an Acquisition Agreement, this certificate shall be amended to reflect that representations relating to the Acquired Business shall be based solely on the financial statements of the Target that are publicly available at the time of the delivery of this certificate.

C-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	A. Graham Sadler
Title:	Chief Financial Officer

C-2

Annex I

BGC PARTNERS, INC.

364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Representations and Warranties Referenced in the Commitment Letter

For purposes of the below representations and warranties, the Borrower, together with its subsidiaries, shall be referred to collectively, as the “Company”:

OFAC: (a) The Borrower represents that neither the Company, nor, to the Company’s knowledge after reasonable inquiry, any director, officer, employee, agent or representative of the Company (to the extent that any such individual is acting in such capacity in connection with the business of the Company) is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is: (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”), (collectively, “Sanctions”), nor (ii) organized or resident in a country or territory that is the subject of comprehensive Sanctions (specifically, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(b) The Borrower represents that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (ii) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

Anti-Corruption Laws: (a) The Borrower represents that neither the Company, nor, to the Company’s knowledge after reasonable inquiry, any director, officer, employee, agent or representative of the Company (to the extent that any such individual is acting in such capacity in connection with the business of the Company), has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to corruptly influence official action or otherwise secure an improper advantage; and the Company has conducted its businesses in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the U.K. Bribery Act 2010, and all other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”), and has instituted and maintains and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws.

(b) The Borrower further represents that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund or facilitate any activities or business of any kind that would constitute or result in a violation the Anti-Corruption Laws.

Anti-Money Laundering Laws/Patriot Act: (a) The Borrower represents that the operations of the Company are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes,

1

rules and regulations of jurisdictions where the Company conducts business (collectively, the “Anti-Money Laundering Laws”), and, to the best knowledge of the Company, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or threatened.

(b) The Borrower further represents that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund or facilitate any activities or business of any kind that would constitute or result in a violation the Anti-Money Laundering Laws.

Covenants Referenced in the Commitment Letter

Anti-Corruption Laws: The Borrower covenants that the Company and its subsidiaries (i) have conducted and will continue to conduct their businesses operations in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the U.K. Bribery Act 2010, and all other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”); (ii) have instituted and maintained and will continue to institute and maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws; and (iii) will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund or facilitate any activities or business of any kind that would constitute or result in a violation the Anti-Corruption Laws.

Anti-Money Laundering Laws/Patriot Act: The Borrower covenants that the Company and its subsidiaries (i) have conducted and will continue to conduct their business operations in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes, rules and regulations of jurisdictions where the Company conducts business (collectively, the “Anti-Money Laundering Laws”); (ii) have instituted and maintained and will continue to institute and maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Money Laundering Laws; and (iii) will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund or facilitate any activities or business of any kind that would constitute or result in a violation the Anti-Money Laundering Laws.

OFAC: The Borrower covenants that the Company and its subsidiaries shall not directly or indirectly use the proceeds of any Borrowing (i) to fund any activities of or business with any individual or entity that, at the time of such funding, is (A) the subject of Sanctions or (B) in any Designated Jurisdiction (as defined below), in each case in violation of any Sanctions; or (ii) in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the financing transaction contemplated by the Credit Documentation, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions. For purposes hereof, “Designated Jurisdiction” means a jurisdiction in or with which transactions are prohibited or restricted by any Sanctions.

Maintenance of Properties. The Borrower will, and will cause its Subsidiaries to, keep and maintain all of their property that are used or useful in the conduct of its or their business in good working order and condition, ordinary wear and tear excepted, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

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Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies or through self-insurance, (a) insurance or self-insurance in such amounts (with no greater risk retention) and against such risks as is considered adequate by the Borrower, in its good faith judgment, and (b) all other insurance as may be required by law, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of financial statements in accordance with GAAP and (b) in the case of the Borrower and each Guarantor, permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers, all at such reasonable times during normal business hours and as often as reasonably requested (but no more frequently than annually unless an Event of Default exists) and all with a representative of the Borrower present. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ and their respective Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

Change in Nature of Business. The Borrower shall not make any material change in the nature of the business of the Borrower and its Subsidiaries, taken as a whole, as carried on at the date of the Credit Documents; it being understood that this covenant shall not prohibit the Borrower and its Subsidiaries from conducting any business or business activities incidental or related to the business of the Borrower and its Subsidiaries as carried on at the date of this agreement or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

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